Exhibit 99.2
Supplemental Information
Advocat Inc. maintains an internet site at www.irinfo.com/avc. This supplemental information is available through the Company’s internet site. This information is presented to supplement audited and unaudited regulatory filings of the Company and should be read in conjunction with those filings. The financial data herein is unaudited and is provided from the prospective of timeliness to assist readers of quarterly and annual financial filings. As such, data otherwise contained in future regulatory filings covering the same period may be restated from the data presented herein.
The significant events completed by Advocat Inc. in 2006 included:
•	The sale of our North Carolina assisted living operations

•	Comprehensive refinancing agreement with our primary lenders

•	Began trading on the Nasdaq in September

•	Executed an extended master lease on 29 of our facilities

•	Restructured our preferred stock such that it is no longer convertible into common stock

•	Completed the major renovation of four of our facilities and began renovation on two others

•	Secured additional renovation financing of $5 million

•	Completed our assessment of the effectiveness of our internal controls over financial reporting in compliance with SOX without identifying any material weaknesses
Year Ended December 31, 2006 compared to Year Ended December 31, 2005
•	Operating income for 2006 was $15.4 million, compared to $19.5 million in 2005.

•	2006 results included additional expenses of $5.9 million for stock based compensation and SOX compliance. Excluding these charges, 2006 operating income was approximately $21.3 million, or $1.8 million better than 2005.

•	Net income from continuing operations in 2006 was $21.9 million, compared to $30.6 million in 2005.

•	2006 net income included a tax benefit of $9.5 million to reduce valuation allowances on deferred tax assets, compared to a similar tax benefit of $13.8 million in 2005.

•	For the year ended December 31, 2006, revenues increased to $216.8 million in 2006 from $203.7 million in 2005. This increase is attributable to several factors, including Medicaid rate increases in certain states, Medicare rate increases, increased Medicare utilization in our nursing centers and increased census.

•	The Company had pre-tax net income from continuing operations of $12.4 million in 2006, as compared to $16.8 million for the prior year.

•	Diluted earnings per share from continuing operations were $3.34 in 2006 compared to $4.69 in 2005.

•	For 2006, the average rate of occupancy at our nursing centers was 77.9%, compared to 76.2% in 2005, an increase of 170 basis points.

•	Our Medicare revenue was 30.5% of total patient revenues for the 2006, compared to 30.0% in 2005, an increase of 50 basis points.

•	As a percent of total census, Medicare days increased to 13.8% in 2006 from 13.0% in 2005.

•	The Company’s average rate per day for Medicare Part A patients increased to $323.97 in 2006 from $311.48 in 2005, an increase of 4.0%.

•	The average rate per day for Medicaid patients increased to $133.74 in 2006, compared to $128.71 in 2005, an increase of 3.9%.

•	Operating expense increased to $165.3 million in 2006 from $155.5 million in 2005.

•	The largest component of Operating Expense is wages, which increased to $98.8 million in 2006 from $92.0 million in 2005. This 7.4% increase is primarily attributable to increased costs of nursing care associated with the higher Medicare and total census and competitive labor markets in most of the centers operated by the Company.

•	Costs of health insurance included in Operating Expenses were approximately $0.7 million higher or 18.6% higher in 2006 compared to 2005. Employee health insurance costs can vary significantly from period to period.

•	The higher costs of wages and benefits were partially offset by reductions in costs of workers compensation insurance, which were approximately $1.4 million lower in 2006 compared to 2005. We had better than expected claims experience, which was validated with an actuarial review.

•	Professional liability expense was a net benefit of $4.8 million in 2006 compared to a net benefit of $4.0 million in 2005, an increase in net benefit of $800,000.

•	Our cash expenditures for professional liability totaled $3.4 million in 2006 and $4.1 million in 2005.

•	General and administrative expenses increased to $16.0 million in 2006, compared to $13.3 million in 2005. Compensation costs were approximately $1.2 million higher in 2006 than in 2005, an increase of 14.4%. Salary costs increased approximately $0.3 million (or about 4%) due to normal merit and inflationary increases and approximately $0.4 million due to new positions added to improve operating and financial controls. Incentive compensation costs were approximately $0.5 million higher in 2006 compared to 2005 as a result of operating performance.

•	General and administrative expenses also included an increase of approximately $0.7 million related to SOX compliance costs, as we were required to report under SOX requirements for the first time in 2006.

•	There was a non-cash charge in 2006 for stock-based compensation of $5.2 million, related to stock options approved by our shareholders in June 2006.

•	2006 results include a tax benefit of $9.5 million, compared to a tax benefit of $13.8 million in 2005. These benefits were primarily related to reductions of the deferred tax valuation allowance. Prior to 2005, the Company had recorded a valuation allowance for 100% of its deferred tax assets. We reduced these valuation allowances in for the first time in 2005 as a result of our improved financial performance. The completion of the comprehensive refinancing in August further improved our financial position and, as a result, we were able to reduce our tax asset valuation allowances to levels that are normal for a going concern.
Quarter Ended December 31, 2006 compared to Quarter Ended December 31, 2005
•	For the quarter ended December 31, 2006, revenues increased to $55.8 million, compared to $53.7 million in the fourth quarter of 2005 and $53.9 million in the third quarter of 2006. This increase is attributable to several factors, including Medicare rate increases, increased Medicare utilization in our nursing centers, increased Medicaid rates in certain states and an increase of 80 basis points in total census in the fourth quarter of 2006, as compared to the same period in 2005.
•	The Company had pre-tax net income from continuing operations of $1.9 million in the fourth quarter of 2006, as compared to $4.2 million for 2005.

•	Net income from continuing operations, including the deferred tax benefit, was $2.4 million, compared to $17.9 million in 2005.

•	For the quarter, diluted earnings per share from continuing operations were $0.37 in 2006 compared to $2.75 in 2005.

•	As a percent of total census, Medicare days increased to 13.6% in the fourth quarter of 2006, compared to 13.0% in the fourth quarter of 2005 and 13.0% in the third quarter of 2006.

•	Operating expense increased to $42.2 million in the fourth quarter of 2006 from $39.7 million in 2005. This increase is primarily attributable to cost increases related to wages and benefits, including an increase of $1.0 million in the cost of employee health insurance. The 2005 results reflect unusual positive experience. The Company is self insured for the first $150,000 in claims per employee each year and experienced fewer large claims in 2005. 2006 reflects a more normal employee health insurance cost. These increases were partially offset by a decrease of $0.4 million in workers compensation insurance costs.

•	Professional liability expense was $0.3 million in the fourth quarter of 2006 compared to $0.9 million in 2005, a decrease in expense of $600,000.

•	Cash expenditures for professional liability totaled $1.2 million in the fourth quarter of 2006 compared to $0.9 million in 2005.

•	General and administrative expenses increased to $4.9 million in the fourth quarter of 2006, compared to $3.4 million in 2005. Compensation costs were approximately $0.7 million higher in the 2006 fourth quarter than in 2005. Salary costs increased due to normal merit and inflationary increases, new positions added to improve operating and financial controls and incentive compensation costs.

•	General and administrative expenses also included an increase of approximately $0.6 million related to SOX compliance costs.

•	The Company recorded a tax benefit of $0.4 million in the fourth quarter of 2006, compared to a tax benefit of $13.7 million in the 2005 fourth quarter. The Company made its initial reduction in deferred tax asset valuation allowances in the fourth quarter of 2005, and had another reduction in the third quarter of 2006 following the completion of the comprehensive refinancing.

2007 GUIDANCE

2007 Estimate
	Low	High
Estimated Revenues	$221 million	$228 million
Estimated Net Income (Loss) from Continuing Operations	$(100,000)	$400,000
Estimated Diluted EPS from Continuing Operations	$(0.08)	$0.01
Estimated Diluted Shares	5.9 million	6.1million
Estimated Funds from Operations	$13.3 million	$14.0 million
Estimated Capital Expenditures (which includes renovation at two owned facilities)	$4.3 million	$4.7 million
Revenues are estimated to increase approximately 1.9% to 5.1%. The key assumptions in this estimate include the following:
•	Skilled nursing occupancy is estimated to range from approximately 78% to 80% in 2007 (based on licensed beds), compared to approximately 77.9% for 2006.

•	Medicare days are estimated to range from approximately 14.0% to 14.5% of total patient days in 2007, compared to approximately 13.8% in 2006.

•	A key assumption underlying occupancy and Medicare utilization are the results of the Company’s facility renovation program. The forecast for 2007 takes into consideration projected improvements in occupancy and Medicare utilization for completed facility renovation projects and projects expected to be completed during the year.

•	All census growth is based on the Company’s current facilities, and includes no additional census from potential acquisitions or new facilities.

•	Medicaid rates — Medicaid room and board rates are expected to increase approximately 2.4% for 2007 compared to 2006. Certain state Medicaid programs, including Arkansas, Alabama, Florida and Tennessee, have a fixed cost component of reimbursement that decreases rates on a per patient basis as census increases. Due to increases in census among other factors, certain of our facilities in these states are experiencing lower than normal rate increases. Further, our guidance projects no rate increase in Texas. Absent those facilities, Medicaid rate increases at other facilities are 3.8%. No reductions in rates for the possible impact of changes in provider tax legislation have been included in forecasted Medicaid rates.

•	Medicare rates — 2007 Medicare revenues are projected based on an estimated average increase in Medicare room and board rates of approximately 2.4% for 2007, based on a market basket adjustment that is approximately consistent with the adjustment done October 1, 2006.

•	Medicare ancillary revenues have been reduced approximately $1.2 million in 2007 compared to 2006 for the effects of changes in reimbursement for blood glucose monitoring.

Key assumptions related to forecasted expenses include the following:
•	Operating salaries are estimated to increase approximately 5.5% to 7.1% based on census growth and normal inflationary and merit increases. Inflationary increases are expected to fall in the range of 4% to 6% annually, driven primarily by increases for professional nursing and therapy staff.

•	Costs of employee health insurance are estimated to increase approximately 10% based on general medical inflation.

•	Lease expense is estimated to increase approximately $2.5 million. The Company amended a master lease covering 29 nursing centers in October 2006, and is recording scheduled rent increases under that master lease on a straight line basis.

•	Professional liability expense has been estimated as $9.3 million for 2007 based on current actuarial estimates, and no consideration has been given to possible reductions in the accrual for professional liability claims for prior periods.

•	Federal and state income taxes are estimated at an average effective rate of 38.4%.
Renovations
During 2006, we completed renovation projects at 4 facilities. Three of these projects were completed before the beginning of the fourth quarter. We just completed our fifth renovation project last week and have a sixth project slated for completion at the end of the first quarter. We are also completing a partial renovation of our facility in Houston Texas. This facility suffered water damage during a storm last summer and we are making the repairs covered by insurance and also spending approximately $500,000 in additional facility enhancements. We expect this project to be complete early in the third quarter.
Financial information for the three renovated facilities that were completed before the start of the fourth quarter of 2006 compared to the fourth quarter of 2005 is as follows:
•	Occupancy increased to 70.6%, compared to 60.9% in the prior year

•	Medicare census as a percent of total census increased to 17.9%, compared to 14.4% in the prior year

•	Our first facility renovation opened in January 2006. Occupancy for the fourth quarter increased to 82.7%, compared to 61.4% and Medicare increased to 21.8%, compared to 15.1%.

•	Our second facility renovation opened in July 2006. Occupancy for the fourth quarter increased to 80.7%, compared to 71.0% and Medicare increased to 16.6%, compared to 15.0%.

•	Our third facility renovation opened in August 2006. Occupancy for the fourth quarter decreased to 45.0%, compared to 46.8% and Medicare increased to 13.8%, compared to 12.0%.
It should be noted that this information is for one quarter only and that the three facilities were at different stages in the renovation life cycle.

Acquisitions
We have entered into an option agreement to purchase certain assets of a skilled nursing facility in West Virginia. We recently made an application to state regulatory authorities to allow us to operate the facility, and if successful, we intend to arrange financing and construct a new replacement facility with 90 beds. Our application is pending state review and is subject to state regulations regarding public hearings and opportunities for members of the community to object to our plans. The process can be somewhat indefinite, but can usually be resolved within a range of three to 12 months. We will provide additional information when available on this exciting opportunity.
Reconciliation of Funds From Operations to Net Income
Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds from Operations is defined as cash flow from operating activities before changes in other assets and liabilities affecting operating activities. Management believes that funds from operations is an important measurement of the Company’s performance because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges. Since the definition of Funds from Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

	2007 Estimated Range
	(In millions)
	Low	High
NET INCOME (LOSS)	$(0.1)	$0.4
Income (loss) from discontinued operations	—	-

Net income (loss) from continuing operations	(0.1)	0.4
Adjustments to reconcile net income (loss) from continuing operations to funds provided by operations
Depreciation	3.9	3.9
Provision for doubtful accounts	1.7	1.5
Provision for self-insured professional liability, net of cash payments	4.7	4.7
Provision for leases in excess of cash payments	2.2	2.2
Other	0.9	1.3

FUNDS PROVIDED BY OPERATIONS	$13.3	$14.0

The Company’s income guidance for 2007 includes an expense for self-insured professional liability that is based on actuarial estimates of accruals required for claims to be incurred in 2007. The Company does not attempt to forecast any potential reductions or increases of prior year accruals for professional liability claims which could result from favorable or unfavorable resolution of existing claims.
Forward-Looking Statements
The 2006 financial results contained in this supplemental information are subject to finalization in connection with the preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. This supplemental information also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this supplemental information. Actual results could differ materially from those contemplated by the forward-looking statements made in this supplemental information. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, our ability to control costs, changes to our valuation allowance for deferred tax assets, changes in occupancy rates in our facilities, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, the effects of changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations of the Company, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this supplemental information beyond the published date.